UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2009, Pomeroy IT Solutions, Inc. (the “Company”) determined the named executive officers who had earned a performance-related cash bonus with respect to the financial results for the fourth quarter of fiscal year 2008, pursuant to the compensation plan set forth in each such officer's employment agreement, and the amounts payable for the performance-related cash bonuses.   The bonus for the named executive officer who earned a fourth quarter performance-related quarterly bonus is as follows:

Company
Name of Officer	Performance Bonus
Christopher C. Froman	$18,975.00

On February 19, 2009, the Company also entered into a First Amendment to Employment Agreement with Luther K. Kearns, which is to be effective as of January 6, 2009 (the “First Amendment Effective Date”).  The First Amendment to Employment Agreement provides for additional responsibilities, duties and compensation incident thereto.  More specifically, Mr. Kearns will serve as the Company’s Senior Vice President of Service Delivery and Alliances and he will now be eligible to earn bonus compensation based upon criteria related to certain of the Company’s Sales Gross Margin Dollars.  The First Amendment to Employment Agreement provides for both quarterly and annual targeted cash bonuses measured against financial criteria including Net Profit Before Taxes and Sales Gross Margin Dollars (as may be more specifically determined by the CEO in conjunction with the Compensation Committee of the Board). The quarterly and annual targeted bonuses for a fiscal year shall be targeted for at least $250,000, with a potential for an increased or reduced amount based on performance under the terms of the bonus plan.

The foregoing discussion is qualified in its entirety by reference to Mr. Kearns' First Amendment to Employment Agreement, which agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.  Capitalized terms not defined herein have the meanings set forth in the First Amendment to Employment Agreement.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

10.1	First Amendment to Employment Agreement by and between Pomeroy IT Solutions, Inc., and Luther K. Kearns, dated February 19, 2009, and made effective January 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: February 24, 2009	By: /s/ Christopher C. Froman
Christopher C. Froman, President and Chief Executive Officer